Exhibit 10.17.1

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (the “Amendment”) is entered into this 29 day of April , 2014, between DENVER ROAD, LLC, a New Jersey limited liability company (“Landlord”), and INSMED INCORPORATED, a Virginia corporation (“Tenant”). For purposes of this Amendment, the “Effective Date” shall be the date this Amendment has been executed and delivered by Landlord and Tenant.

Landlord and Tenant are parties to a certain Lease (the “Lease”) dated December 31, 2013, covering premises deemed to contain approximately 27,435 rentable square feet (the “Existing Premises”) located in Building 10 (the “Building”), 10 Finderne Avenue, Bridgewater, New Jersey, as more particularly described in the Lease.

By written notice dated February 19, 2014, Tenant notified Landlord, pursuant to Section 15.2 of the Lease, that (i) Tenant desires to lease a portion of the Available Third Floor Space (as defined in said Section 15.2), and (ii) Tenant desires to lease a portion of the First Floor Space (as defined in said Section 15.2). The portion of the Available Third Floor Space to be leased by Tenant consists of an area deemed to contain 14,121 rentable square feet located on the third (3rd) floor of the Building, as shown on the plan attached hereto and made a part hereof as Exhibit A (the “Third Floor Area”), and the portion of the First Floor Space to be leased by Tenant consists of an area deemed to contain 1,301 rentable square feet located on the first (1st) floor of the Building, as shown on the plan attached hereto and made a part hereof as Exhibit B (the “First Floor Area”) (the Third Floor Area and the First Floor Area are sometimes referred to together herein as the “New Space”, and together are deemed to contain 15,422 rentable square feet). The purpose of this Amendment is to document the leasing of the New Space, as provided in said Section 15.2, and otherwise subject to and in accordance with the terms and conditions set forth in this Amendment.

For good and valuable consideration the receipt and sufficiency of which is acknowledged by Landlord and Tenant, and intending to be legally bound hereby, Landlord and Tenant agree as follows:

1.                                      Effective as of the Effective Date, (i) Landlord shall deliver possession of the New Space to Tenant, and the Premises shall for all purposes under the Lease, as amended by this Amendment, include both the Existing Premises and the New Space, and (ii) the total space being leased by Landlord to Tenant, and by Tenant from Landlord, under the Lease, as amended by this Amendment (and, therefore, the “Premises”, as defined in the Lease) shall be deemed to contain a total of 42,857 rentable square feet.

2.                                      The Term of the Lease with respect to the New Space shall commence upon the Effective Date, and shall end coterminously with the Term for the Existing Premises, on the Expiration Date (as defined in the Lease).

3.                                      With respect to the New Space, the following terms and conditions shall be applicable:

(a)                                 Upon execution of this Amendment by Landlord and Tenant, Landlord shall deliver possession of the New Space to Tenant, and Tenant shall accept possession of the

New Space, vacant and in its current “AS IS” condition. Landlord’s obligations under clause (i) of the second sentence of Section 1.4 of the Lease shall not be applicable to the New Space.

(b)                                 Commencing as of the seven (7) month anniversary of the Effective Date (the “New Space Rent Commencement Date”), and continuing throughout the remainder of the Term, Tenant shall pay to Landlord Fixed Rent (as defined in the Lease) for the New Space at the following rates for the following periods (in addition to the Fixed Rent payable by Tenant for the Existing Premises under the Lease, which shall remain unaffected by this Amendment):

(i)                                     $246,752.04 (i.e., $16.00 per rentable square foot of the New Space), per annum, payable in equal monthly installments of $20,562.67, for the period from the New Space Rent Commencement Date, to and including May 31, 2015;

(ii)                                  $254,463.00 (i.e., $16.50 per rentable square foot of the New Space), per annum, payable in equal monthly installments of $21,205.25, for the period from June 1, 2015, to and including May 31, 2016;

(iii)                               $262,173.96 (i.e., $17.00 per rentable square foot of the New Space), per annum, payable in equal monthly installments of $21,847.83, for the period from June 1, 2016, to and including May 31, 2017;

(iv)                              $269,885.04 (i.e., $17.50 per rentable square foot of the New Space), per annum, payable in equal monthly installments of $22,490.42, for the period from June 1, 2017, to and including May 31, 2018;

(v)                                 $277,596.00 (i.e., $18.00 per rentable square foot of the New Space), per annum, payable in equal monthly installments of $23,133.00, for the period from June 1, 2018, to and including May 31, 2019; and

(vi)                              $285,306.96 (i.e., $18.50 per rentable square foot of the New Space), per annum, payable in equal monthly installments of $23,775.58, for the period from June 1, 2019, to and including November 30, 2019.

Provided no Event of Default (as defined in the Lease) is then in existence, Tenant shall receive a credit against the Fixed Rent first payable under this Amendment for the New Space in the amount of $112,161.12, to be applied until exhausted against the monthly installments of Fixed Rent for the New Space first coming due from and after the New Space Rent Commencement Date. In addition, Tenant shall not be required to pay any Tax Payment (as defined in the Lease) or Operating Payment (as defined in the Lease) with respect to the New Space allocable to any period prior to the date such credit against Fixed Rent is exhausted.

(c)                                  The provisions of Section 1.5 of the Lease shall be applicable to Tenant’s lease of the New Space pursuant to this Amendment, except as follows:

(i)                                     As to the portion of the Available Third Floor Space being leased by Tenant hereunder (i.e., the Third Floor Area), Landlord and Tenant acknowledge that the location and configuration of the Third Floor Area reflects a modification of the configuration of the existing common corridor abutting said area from that shown on Exhibit G-l attached to the Lease (in that the wall between the Third Floor Area and such corridor shall be straight, as shown on Exhibit A attached hereto, rather than a series of angled abutments, as shown on Exhibit G-l attached to the Lease). Tenant acknowledges and confirms that all modifications to the existing corridor required to so modify the wall between the Third Floor Area and said corridor shall be performed by Tenant as part of the Initial Tenant Work (as defined in the Lease) with respect to the Third Floor Area. Landlord agrees that Tenant shall not be required to restore said corridor at the expiration of the Lease to its condition prior to the modification of the configuration thereof as described above.

(ii)                                          The Tenant Allowance (as defined in the Lease) with respect to the Initial Tenant Work for the Third Floor Area shall equal $231,073.22.

(iii)                                       The Tenant Allowance with respect to the Initial Tenant Work for the First Floor Area shall equal $21,289.30.

(iv)                                      Tenant acknowledges that the First Floor Area is not separately demised, and that it shall be Tenant’s responsibility, as part of the Initial Tenant Work for the First Floor Area, to construct walls, doorways and other improvements required to fully enclose and separately demise the First Floor Area (the “Demising Work”); provided, however, that the Initial Tenant Work (and, if applicable, the Demising Work) for the First Floor Area shall preserve the doorway to the mechanical room area shown on Exhibit B attached hereto, and at all times during the Term of the Lease, Landlord shall be entitled to access such mechanical room through the First Floor Area and such doorway.

(d)                                 Notwithstanding anything to the contrary contained in the Lease or this Amendment, unless and to the extent that Landlord provides notice to Tenant to the contrary (Landlord will not provide such notice later than nine (9) months prior to the Expiration Date and any later notice shall be deemed null and void) prior to the expiration or sooner termination of the Lease, Tenant shall remove, prior to the expiration of the Lease (or within thirty (30) days following the earlier termination thereof), Tenant Improvements (as defined in the Lease) that consist of Alterations constructed as part of the Initial Tenant Work (as defined in the Lease) or to the Third Floor Area or the First Floor Area under this Amendment that (i) are to portions of the Premises that are to consist of laboratory space or are to be used for laboratory purposes, (ii) constitute Tenant’s Rooftop Equipment (as defined in the Lease), or (iii) constitute an internal staircase connecting the Existing Premises to the Third Floor Area or the First Floor Area.

4.                                      With respect to all periods from and after the Effective Date, (i) Tenant’s Share (as defined in the Lease) for the Premises (i.e., the Existing Premises and the New Space) shall be 10.2087%, and (ii) Tenant’s Building 10 Share (as defined in the Lease) for the Premises (i.e., the Existing Premises and the New Space) shall be 66.2887%.

5.                                      Landlord shall not be required to provide interior cleaning services to the laboratory areas located in the Third Floor Area (the “Third Floor Laboratory Area”) and to the First Floor Area under Section 4.6 of the Lease. Landlord shall provide Tenant with a credit against the Fixed Rent payable by Tenant for the New Space under this Amendment in an annual amount equal to the product of (i) the per rentable square foot amount paid by Landlord per annum for standard office cleaning services at the Complex (as defined in the Lease) times (ii) the number of rentable square feet of the Third Floor Laboratory Area and the First Floor Area. Landlord shall notify Tenant from time to time of Landlord’s calculation of such credit and any change thereto. Tenant shall be solely responsible, at Tenant’s sole cost and expense, for providing cleaning services for the Third Floor Laboratory Area and the First Floor Area, and shall keep and maintain the Third Floor Laboratory Area and the First Floor Area (including all bathroom and shower facilities therein) at all times in a clean, sanitary and safe condition. Tenant shall indemnify, defend and hold harmless Landlord from and against all liability arising in connection with all activities of Tenant and any Tenant Party in the Third Floor Laboratory Area and the First Floor Area, including but not limited to liability arising from injuries (including death) resulting from or in connection with such activities unless due to Landlord’s gross negligence or willful misconduct.

6.                                      Subject to the terms hereof, Tenant shall be provided exclusive use of the first (1st) floor point of entry room (“POE Room”), for the uses for which the Premises may be used, in the location identified on Exhibit B attached hereto. Except for the payment of Fixed Rent, charges for Building-standard electricity, Tax Payments (as defined in the Lease) and Operating Payments (as defined in the Lease), Tenant’s obligations under the Lease with respect to the Premises shall be applicable to Tenant’s use and occupancy of the POE Room. Landlord shall not be required to provide any services to the POE Room, or any allowance for the construction of Alterations in the POE Room. Tenant shall accept the POE Room in its “AS IS” condition, as of Landlord’s delivery of possession thereof to Tenant (the POE Room to be so delivered at the same time as Landlord delivers possession of the First Floor Area). In the event Landlord requires the use of the POE Room by any entity other than Tenant, Landlord shall provide prior written notice to Tenant along with plans as to how Landlord will demise the POE Room for use by another Tenant. Prior to any other tenant’s use of the POE Room, Landlord shall demise the POE Room into a separate space with a separate entry at Landlord’s sole cost and expense. Prior to performing any work, Landlord shall submit its demising plan to Tenant for Tenant’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed, but which approval shall take into consideration Tenant’s required security level. Demising costs shall include, without limitation, installation of any additional entrances, the relocation of equipment including but not limited to transformers and electrical panels and relocation or removal of any obstructions blocking or interfering with any new entrance.

7.                                      Each party covenants, warrants and represents to the other party that no broker, other than Jones Lang LaSalle and Linque Management Company, Inc. (together, “Broker”), was instrumental in bringing about or consummating this Amendment and that it has had no conversations or negotiations with any broker except Broker concerning the leasing of the New Space. Each party agrees to indemnify and hold harmless the other party against and from any claims for any brokerage commissions and all costs, expenses and liabilities in connection therewith, including, without limitation, reasonable attorneys’ fees and expenses, arising out of any conversations or negotiations had by such party with any broker other than Broker. Landlord agrees to pay Broker any commission owing to Broker in connection with this Amendment pursuant to a separate agreement or agreements.

8.                                      If there is any conflict between the terms and provisions of the Lease and the terms and provisions of this Amendment, the terms and provisions of this Amendment shall prevail. Landlord and Tenant ratify and affirm the Lease as modified by this Amendment. Except as modified by this Amendment, the Lease shall remain unmodified, in full force and effect. Except as herein otherwise expressly provided, or except as the terms of the Lease may be in conflict with or inconsistent with the terms of this Amendment, all of the terms, covenants and provisions of the Lease are hereby incorporated into and made a part of this Amendment as if fully set forth herein.

9.                                      This Amendment may be executed and delivered by the undersigned in counterparts. The electronically transmitted signature of a party to this Amendment shall be binding upon such party.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the day and year first above written.

LANDLORD:

DENVER ROAD, LLC

By	/s/ Menashe Frankel
Name:	Menashe Frankel
Title:	Member

TENANT:

INSMED INCORPORATED

By	/s/ William H. Lewis
Name:	William H. Lewis
Title:	President and CEO

EXHIBIT A

The Third Floor Area

EXHIBIT B

The First Floor Area